MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Employment Agreement – Maureen E. Vecere

AGREEMENT EFFECTIVE JANUARY 1, 2006

BY AND BETWEEN:

Monmouth Real Estate Investment Corporation, a Maryland Corporation (“Corporation”)

AND:

Maureen E. Vecere (“Employee”)

Corporation desires to employ Employee and Employee agrees to be so employed.  The parties agree as follows:

1.

Employment.

Unless sooner terminated in accordance with the provisions hereof, Corporation agrees to employ Employee and Employee agrees to be employed in the capacity of Controller and Treasurer for a term of three (3) years, effective January 1, 2006 and terminating December 31, 2008.  Thereafter, the term of this Agreement shall be automatically renewed and extended for successive one-year periods except that either party may, at least ninety (90) days prior to such expiration date or any anniversary thereof, give written notice to the other party electing that this Agreement not be renewed or extended, in which event this Agreement shall expire as of the expiration date or anniversary date, respectively.

In the event of a merger of the Corporation, sale or change of control, Employee shall have the right to extend and renew this Agreement so that the expiration date will be one year from December 31, 2008.  If there is a termination of employment for any reason, either involuntary or voluntary, Employee shall be entitled to receive one year’s compensation at the date of termination.  The compensation is to be at the greater of current compensation or that at the date of merger or change in control.

2.

Time and Efforts.

Employee shall diligently and conscientiously devote her time and attention and use her best efforts in the discharge of her duties as Controller and Treasurer of the Company.  It is agreed that Employee will also serve as an officer of Monmouth Capital Corporation.

3.

Place of Employment.

Employee’s principal place of employment shall be located at such offices of the Corporation in central New Jersey as the Board of Directors may, from time to time, determine.  Employee may work from Employee’s office at home due to personal situations related to child care.

4.

Compensation.

Corporation shall pay to Employee as compensation for her services, a base salary, which shall be paid in equal intervals (as least monthly), as salaries are paid generally to other executive officers of the Corporation, as follows:

a.

For the year beginning January 1, 2006 and ending on December 31, 2006, the base salary shall be $107,500.

b.

For the year beginning January 1, 2007 and ending on December 31, 2007, the base salary shall be $118,250.

c.

For the year beginning January 1, 2008 and ending on December 31, 2008, the base salary shall be $130,075.

The Employee shall purchase a disability insurance policy so that in the event of a disability exceeding 90 days, during which period employee’s salary will continue, the employee will receive lost wages from the disability policy.  The Corporation will reimburse the employee for the cost of such insurance.

5.

Bonuses.

Bonuses shall be paid at the discretion of the President and Executive Vice President.

6.

Expenses.

Corporation will reimburse Employee for reasonable and necessary expenses incurred by her in carrying out her duties under this Agreement.  Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.

7.

Vacation.

Employee shall be entitled to take four (4) paid weeks vacation per year.

8.

Pension.

Employee, at her option, may participate in the 401-K plan of United Mobile Homes, Inc. according to its terms.

9.

Life and Health Insurance Benefits.

Employee shall be entitled during the term of this Agreement to participate in all health insurance and group life insurance benefit plans providing benefits generally applicable to the employees of United Mobile Homes, Inc. as may be modified from time to time.

10.

Notices.

All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as either may designate in writing to the other party:

Corporation:

MREIC

Juniper Business Plaza

3499 Route 9N, Suite 3C

Freehold, NJ  07728

Employee:

Maureen E. Vecere

1 Timothy Lane

Burlington Twp, NJ  08016

11.

Governing Law.

This agreement shall be construed and governed in accordance with the laws of the State of New Jersey.

12.

Entire Contract.

This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein.  There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.  This agreement may be amended only in writing signed by both parties hereto.

13.

Successors.

This Agreement shall be binding on the Company and any successor to any of its businesses or assets.

IN WITNESS WHEREOF, Corporation has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Agreement.

MONMOUTH REAL ESTATE CORPORATION

By:  /S/Eugene W. Landy

             Eugene W. Landy

       President

(SEAL)

             By:  /S/Cynthia J. Morgenstern

   Cynthia J. Morgenstern

  Executive Vice President

                                                 By:  /S/ Maureen E. Vecere

                                                    Maureen E. Vecere,

    Employee

              Dated: ___________________________